NPC International, Inc.
7300 West 129 Street
Overland Park, Kansas 66213
March 4, 2015

JAMES K. SCHWARTZ

Re:    2015 Bonus Eligibility

Dear Mr. Schwartz:

Reference is made to that certain Employment Agreement (the "Employment Agreement"), dated November 4, 2011, by and among NPC International, Inc. ("NPC"), NPC Acquisition Holdings, LLC ("Holdings"), NPC International Holdings, Inc. ("Parent") and James K. Schwartz ("Employee"). All capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

Employee hereby acknowledges and agrees that, notwithstanding anything to the contrary in the Employment Agreement, solely in respect of the Company's fiscal year ending December 29, 2015 ("FY2015"), the Bonus Compensation scheme set forth in Section 4.2 of the Employment Agreement shall be disregarded (including, for the avoidance of doubt, any Management Performance Bonus Compensation, Adjusted EBITDA Bonus Compensation, FCF Bonus Compensation and Revenue Bonus Compensation or other bonus referred to in the Employment Agreement) and, in lieu thereof, Employee shall be eligible for a FY2015 bonus as determined by the Compensation Committee in consultation with Employee.

Except as expressly modified above, the Employment Agreement shall remain in full force and effect (including in respect of any Bonus Compensation after FY2015).

* * * * * * *

Please acknowledge your agreement with the terms of this letter agreement by counter-signing and returning this letter agreement to the Company.

Very truly yours,

NPC INTERNATIONAL, INC.

By:     Troy D. Cook
Name:     Troy D. Cook
Title:    Executive Vice President – Finance and CFO

ACKNOWLEDGEMENT AND AGREEMENT

Effective as of the date of this letter agreement, Employee hereby agrees to be bound by its terms.

/s/ James K. Schwartz
James K. Schwartz